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                                                                     EXHIBIT 8.1

                        [Letterhead of Sullivan & Cromwell]

                                                                    June 2, 1999

Provident Companies, Inc.,
  1 Fountain Square,
    Chattanooga Tennessee 37402.

Ladies and Gentlemen:

    We have acted as counsel to Provident Companies, Inc., a Delaware corporation ("Provident"), in connection with the planned merger (the "Merger") of UNUM Corporation, a Delaware corporation ("UNUM"), with and into Provident, pursuant to the Agreement and Plan of Merger, dated as of November 22, 1998, as amended as of May 25, 1999 (the "Agreement"), by and between Provident and UNUM. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement pertaining to the Merger or the appendices thereto (including the Agreement).

    We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and pursuant to the corporation laws of the State of Delaware; (2) the representations contained in the letters of representation from Provident and UNUM to us dated June 2, 1999 were true and correct when made and will be true and correct at the Effective Time and (3) Provident stockholders hold their shares as capital assets.

    On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

    (i) the Merger will constitute a reorganization within the meaning of
        Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    (ii) Provident and UNUM will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

   (iii) no gain or loss will be recognized by Provident stockholders on the exchange of their shares of Provident common stock for UNUMProvident common stock pursuant to an amendment to the Amended and Restated Certificate of Incorporation of Provident (the "Provident Reclassification Amendment") and the Merger, except with respect to cash received instead of fractional shares;

    (iv) the aggregate tax basis of the shares of UNUMProvident common stock held by the Provident stockholders in connection with the Provident Reclassification Amendment and the Merger, including any fractional shares of UNUMProvident common stock deemed received, will be the same as the aggregate tax basis of the shares of Provident common stock held prior to the Provident Reclassification Amendment; and

    (v) the holding period of the shares of UNUMProvident common stock held by the Provident stockholders as a result of the Provident Reclassification Amendment and the Merger, including any fractional shares deemed received, will include the holding period of the shares of Provident common stock held prior to the Provident Reclassification Amendment and the Merger.

    We express no opinion as to the tax consequences to Provident stockholders that are dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, foreign persons, persons that hold Provident common stock as part of a straddle or conversion transaction and persons who acquired shares of Provident common stock through the
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exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto and to the references to this opinion in the Registration Statement (and all amendments thereto). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL

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